Exhibit 23.5

CONSENT OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

We hereby consent to the use of our opinion letter dated October 5, 2001 to the Board of Directors of Northwest Natural Gas Company ("NW Natural") included as Annex D to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed reorganization of NW Natural into a holding company structure and the issuance by Northwest Energy Corporation, the eventual holding company, of certain securities to Enron Corp. to facilitate the acquisition by Northwest Energy Corporation of all of the outstanding common stock of Portland General Electric Company and all of the common stock of PGH II, Inc. from Enron Corp. We further consent to the references to such opinion in such Proxy Statement/Prospectus under the captions "SUMMARY - Opinion of NW Natural's Financial Advisor," "BACKGROUND OF THE TRANSACTION," "OPINION OF FINANCIAL ADVISOR TO NW NATURAL" and "RECOMMENDATION OF THE BOARD OF DIRECTORS OF NW NATURAL." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By: /s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated
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New York, New York November 30, 2001